QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 7, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

GAMETECH INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0612983 (I.R.S. Employer Identification Number)

900 Sandhill Road
Reno, Nevada 89511
(Address of Principal executive offices)(zip code)

GAMETECH INTERNATIONAL, INC.
2001 Restricted Stock Plan
(Full Title of the Plan)

ANDREJS K. BUNKSE, ESQ.
GENERAL COUNSEL AND CORPORATE SECRETARY
900 Sandhill Road
Reno, Nevada 89511
(775) 850-6000
(Name, address, telephone number, including area code, of agent for service)

with copies to:
 ROBERT S. KANT, ESQ.
SCOTT K. WEISS, ESQ.
GREENBERG TRAURIG, LLP
2375 East Camelback Road
Phoenix, Arizona 85016
(602) 445-8000

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed Maximum Offering Price per share(2)		Proposed Maximum Aggregate Offering price	Amount of Registration Fee

Common Stock, par value $0.001 per share	18,500 shares	$2.70		$49,950	$12.49
	31,500 shares	$3.87	(3)	$121,748	$30.44

	50,000 shares			$171,698	$42.93

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2001 Restricted Stock Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of GameTech International, Inc.
(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended.
(3)
Calculated upon the average of the bid and asked price of the Company's Common Stock as of November 5, 2001.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

    GameTech International, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

      (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed;

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the document referred to in (a) above; and

      (c) The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A (No. 000-23401) filed with the Commission on November 20, 1997.

    All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

    Not applicable.

Item 5. Interests of Named Experts and Counsel

    Not applicable.

Item 6. Indemnification of Directors and Officers

    The Registrant's Amended and Restated Bylaws (the "Bylaws") provide that to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Bylaws is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Registrant or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of loyalty. In addition, the Bylaws provide that the Registrant shall indemnify its directors and officers against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

II–1

    The Registrant maintains an insurance policy which pays the losses of the Registrant's directors and officers, and the losses of the Registrant to the extent it has indemnified the directors and officers for such liabilities arising from acts of the directors and officers in their respective capacities as such.

Item 7. Exemption from Registration Claimed

    Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
5	Opinion and consent of Greenberg Traurig, LLP
10.1	2001 Restricted Stock Plan
23.1	Consent of Ernst & Young LLP
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5)
24	Power of Attorney (included on Signature Page of the Registration Statement)

Item 9. Undertakings

    A. The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities

II–2

offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reno, state of Nevada, on this 6th day of November, 2001.

GAMETECH INTERNATIONAL, INC.

By:	/s/ CLARENCE H. THIESEN Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Clarence H. Thiesen and Andrejs K. Bunkse, and each of them, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Position	Date

/s/ FREDERICK C. LANE Frederick C. Lane	Chairman of the Board of Directors	November 6, 2001
/s/ CLARENCE H. THIESEN Clarence H. Thiesen	Chief Executive Officer and Director (Principal Executive Officer)	November 6, 2001
/s/ RICHARD M. KELLEY Richard M. Kelley	Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)	November 6, 2001
/s/ RICHARD T. FEDOR Richard T. Fedor	Vice Chairman of Board of Directors	November 6, 2001
/s/ DOUGLAS M. HAYES Douglas M. Hayes	Director	November 6, 2001
/s/ GARY R. HELD Gary R. Held	Director	November 6, 2001
/s/ GERALD R. NOVOTNY Gerald R. Novotny	Director	November 6, 2001
/s/ CHARLES W. SCHARER Charles W. Scharer	Director	November 6, 2001
Jon L. Whipple	Director

II–4

QuickLinks

FORM S–8 REGISTRATION STATEMENT
PART II Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY